U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

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Streamline Health Solutions, Inc.

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STREAMLINE HEALTH SOLUTIONS, INC.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2012

To the Stockholders of Streamline Health Solutions, Inc.:

You are cordially invited to attend the annual meeting of the stockholders of Streamline Health Solutions, Inc. to be held on May 24, 2012, at 9:30 a.m., Eastern Time, at the offices of Streamline Health Solutions, Inc., 1230 Peachtree Street NE, Suite 2330, Atlanta, Georgia 30309, for the following purposes:

1.	PROPOSAL 1 — To elect the seven candidates nominated by our board of directors to serve as directors until a successor is duly elected and qualified at the 2013 annual meeting of stockholders or otherwise or until any earlier removal or resignation.

2.	PROPOSAL 2 — To ratify the appointment of the firm of BDO USA, LLP to serve as our independent registered public accounting firm for fiscal year 2012.

3.	PROPOSAL 3 — To cast a non-binding advisory vote on the compensation of our executives.

4.	To consider any and all other business that may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 12, 2012 will be entitled to notice of, and to vote at, the annual meeting of stockholders and any adjournment thereof.

By Order of the Board of Directors

Stephen H. Murdock

Senior Vice President, Chief Financial Officer &

Corporate Secretary

Cincinnati, Ohio

April 24, 2012

A proxy statement and proxy are submitted herewith. As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend the annual meeting of stockholders in person. The enclosed envelope for the return of the proxy requires no postage if mailed in the USA. Stockholders of record attending the meeting may personally vote on all matters that are considered, in which event the signed proxies will be revoked. It is important that your shares be voted. In order to avoid the additional expense of further solicitation, we ask your cooperation in mailing your proxy promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2012.

Our Notice of Annual Meeting of Stockholders, proxy statement for the 2012 annual meeting of stockholders and annual report on Form 10-K is also available at www.edocumentview.com/STRM.

STREAMLINE HEALTH SOLUTIONS, INC.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the board of directors of Streamline Health Solutions, Inc., a Delaware corporation, for use at the 2012 annual meeting of stockholders. The annual meeting of stockholders will be held on May 24, 2012 at 9:30 a.m., Eastern Time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting of stockholders.

Location of Annual Meeting of Stockholders

The annual meeting of stockholders will be held at our Atlanta office, which is located at 1230 Peachtree Street NE, Suite 2330, Atlanta, Georgia 30309.

Record Date, Outstanding Shares and Quorum

All holders of record of our common stock, par value $.01 per share, at the close of business on April 12, 2012, the record date, will be entitled to notice of and to vote at the annual meeting of stockholders. At the close of business on the record date, we had 10,433,717 shares of common stock outstanding and entitled to vote. A majority, or 5,216,859, of such shares of common stock will constitute a quorum for the transaction of business at the annual meeting of stockholders.

The proxy card, this proxy statement, and our fiscal year 2011 annual report on Form 10-K will be mailed to stockholders on or about April 27, 2012.

Voting Rights and Solicitation of Proxies

Stockholders are entitled to one vote for each share of our common stock held. Shares of our common stock may not be voted cumulatively.

The shares represented by all properly executed proxies which are timely sent to us will be voted as designated. Each proxy not designated will be voted “FOR” Proposal 1 — the board’s nominees for election to the board of directors, “FOR” Proposal 2 — ratification of the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for fiscal year 2012, and “FOR” Proposal 3 — non-binding advisory vote on the compensation of our executives.

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time before the shares subject to the proxy are voted by notifying our Corporate Secretary in writing or by attendance at the meeting and voting in person.

We will bear the expense of electronically hosting, printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers, and other employees by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of such shares and we will reimburse such brokers and nominees for the reasonable expenses incurred in forwarding the materials to such beneficial owners.

Our bylaws provide that the holders of a majority of all of the shares of our common stock issued, outstanding, and entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the annual meeting of stockholders. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” as applicable, with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting of stockholders with respect to such matter. If a broker, bank, custodian, nominee, or other record holder of shares indicates on a proxy that it does not have the discretionary authority to vote certain shares on a particular matter (“broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, but will be counted in determining the presence of a quorum.

If you hold your shares through a broker, bank or other nominee, your broker is not permitted to vote on your behalf in an election of directors. For such shares to be voted and counted, you must communicate your voting decisions to your broker, bank or other nominee, before the date of the annual meeting of stockholders or else your shares will not be represented at the annual meeting of stockholders.

All shares represented by valid proxies received prior to the annual meeting of stockholders will be voted and, where a stockholder specifies by means of the proxy how the shares are to be voted with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If the stockholder fails to so specify, except for broker non-votes, the shares will be voted “FOR” Proposal 1 — the election of the Board’s nominees as directors, and “FOR” Proposals 2 and 3 described herein.

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting of stockholders will be available at the annual meeting of stockholders and at our principal executive offices, which are located at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, on the date of our annual meeting of stockholders, May 24, 2012, and for ten days prior to the annual meeting of stockholders, between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting of stockholders, the stockholders will elect seven directors, comprising the entire membership of our board of directors, each to hold office until a successor is duly elected and qualified at the 2013 annual meeting of stockholders, or otherwise, or until any earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the seven nominees recommended and nominated by our board of directors, unless the proxy is marked in such a manner as to withhold authority to vote. All nominees standing for reelection are currently serving as members of our board of directors and have consented to continue to serve. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director. We have not implemented a formal policy regarding director attendance at the annual meeting of stockholders. Typically, our board of directors holds its annual organizational meeting directly following the annual meeting of stockholders, which results in most directors being able to attend the annual meeting of stockholders. All of our directors attended the 2011 annual meeting of stockholders, except for Mr. Turner who participated telephonically, and it is the current expectation that all directors standing for reelection will attend the 2012 annual meeting of stockholders.

Candidates for director were identified and recommended for nomination by the Governance and Nominating Committee of our board of directors. All members of the Governance and Nominating Committee are independent directors. The Governance and Nominating Committee and our board of directors have determined that a potential candidate to be nominated to serve as a director should have the following primary attributes: high achievement expectations with regard to increasing stockholder value; uncompromising position on maintaining ethics; conservative attitude towards financial accounting and disclosure; and ownership of shares of our common stock to bring the perspective of a stockholder to the board of directors. The Governance and Nominating Committee and our board of directors believe that the composition of the board of directors as a whole should reflect diversified business experiences, education, knowledge of and skills relating to the healthcare and healthcare technology industries, sales and marketing, investment banking, accounting and finance, and knowledge of our operations. The Nominating and Governance Committee and the board of directors take all of these diversity factors into account when considering individual director candidates because we believe that these diversity factors can enhance the overall perspectives of our board of directors and of management.

To date, neither our board of directors nor the Governance and Nominating Committee has deemed it necessary to engage a third party search firm to assist in identifying suitable candidates for directors, but have the authority to do so in the future. Accordingly, no fees were paid to any such search firm in connection with the nominees for directors named in this proxy statement. The Governance and Nominating Committee currently believes that the existing members of our board of directors and executive management have sufficient networks of business contacts to form the candidate pool from which nominees will be identified. Once a candidate is identified as a possible director nominee by the Governance and Nominating Committee, our board of directors, or as many members of the board of directors as feasible, will meet with such candidate. The Governance and Nominating Committee will then take any feedback that it receives from the board of directors regarding the possible director nominee and evaluate the candidate using the criteria outlined above. The Governance and Nominating Committee would evaluate stockholder nominees using the same process described above. To date, we have never received a stockholder nominee for director.

On January 10, 2012, in accordance with our bylaws, our board of directors unanimously voted to expand our board to seven directors and unanimously appointed Michael K. Kaplan to fill the new directorship until the seat is filled at the 2012 annual meeting of stockholders. Mr. Kaplan, along with several other candidates considered to fill this new directorship, was evaluated in accordance with the nomination and review process describe above.

Provided a quorum is duly constituted at the annual meeting of stockholders, the affirmative vote by the holders of a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting of stockholders and entitled to vote on the election of directors is required to approve the election of directors. A broker non-vote and a withheld vote are not counted for purposes of electing the directors and will have no effect on the election. Our Chief Financial Officer and Corporate Secretary will serve as the inspector of election for the election of the directors.

Nominees For Election As Directors

The following incumbent directors are being nominated by the board of directors for reelection to the board of directors: Michael K. Kaplan, Richard C. Levy, M.D., Jay D. Miller, Jonathan R. Phillips, Andrew L. Turner, Edward J. VonderBrink, and Robert E. Watson.

Michael K. Kaplan, age 46, has served on our board of directors since January 2012. Mr. Kaplan brings more than 20 years of experience to various roles in the healthcare industry. He is currently Founder and Managing Director of Altos Health Management, a venture capital firm focused on the healthcare industry. Prior to founding Altos Health Management in 2009, Mr. Kaplan was a partner at Three Arch Partners, a venture capital firm focused on healthcare. He was involved with 18 portfolio companies during nearly a decade at Three Arch Partners. Before joining Three Arch Partners, Mr. Kaplan was an operating executive at Blue Shield of California where he had a variety of roles, including Vice President of Corporate Development and Strategic Planning, Regional Chief Executive for Northern California, and Vice President of Business Transformation. Earlier in his career, Mr. Kaplan was a Senior Manager in consulting for APM Incorporated/CSC Healthcare and a Financial Analyst at Kidder, Peabody & Co. Incorporated. Mr. Kaplan received his B.S. in Business Administration from Washington University in St. Louis and an MBA from the Stanford Graduate School of Business.

Mr. Kaplan is well qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors from his experience in the healthcare industry. Mr. Kaplan’s venture capital experience also allows him to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

Richard C. Levy, M.D., age 65, has served on our board of directors since January 2001. He currently serves as a Professor at the University of Cincinnati, a position that he has held since 1984, and where he was the founding Chairman of the Department of Emergency Medicine. Dr. Levy is the founder of Medical Reimbursement, Inc., a privately held physician reimbursement company. He also serves as a member of the executive committee of UCP, Inc. a specialty medical practice group. Dr. Levy received his B.S. in Chemistry from the University of Kentucky in 1968, his M.D. in Medical Science from the University of Louisville in 1972 and his M.P.H. in Health Administration from Harvard University in 1973.

Dr. Levy’s experiences in and knowledge of the medical profession as a physician and as an administrator, as noted above, provide practical insights into our products and services and the potential needs of our customers. These attributes are very relevant to Dr. Levy’s service as a director given our focus on the healthcare industry.

Jay D. Miller, age 52, has served on our board of directors since February 2009. Mr. Miller has worked for over 25 years in the medical technology industry with executive-level responsibilities for product development, sales and marketing, and profit and loss. From July 2010 to August 2011, Mr. Miller served as President and Chief Executive Officer of Zonare Medical System, Inc., a provider of high-end ultrasound systems designed for a range of medical imaging applications. From 2009 to 2010, Mr. Miller served as President and Chief Executive Officer of Kappametrics, Inc., a medical technology company. From 2002 to 2008, Mr. Miller served as President and Chief Executive Officer of Vital Images, Inc. (NASDAQ: VTAL), a publicly held company and leading provider of enterprise-wide advanced visualization and analysis software solutions. Mr. Miller also served as a director of Vital Images, Inc., from 2002 to 2009. Prior to becoming President and Chief Executive Officer of Vital Images, Inc., Mr. Miller served as its Senior Vice President of Marketing and Business Development. From 1989 until his employment by Vital Images, Inc. in 1997, Mr. Miller was employed by GE Medical Systems, Inc. in various marketing positions. Prior to GE, Mr. Miller served at Siemens Medical Systems as a product specialist providing technical marketing and sales support for Siemens’ magnetic resonance products.

Mr. Miller has served as a board member of the Coulter Foundation of the University of Virginia and has served as a board member of the Upper Midwest Division of the American Cancer Society. Mr. Miller is also on the board of advisors of RAZR Marketing and serves on the board of advisors of Northern X-ray Corp. Mr. Miller earned his B.A. in Chemistry from Dartmouth College in 1982, his Masters of Engineering in Biomedical Engineering from the University of Virginia in 1987 and his MBA from the J. L. Kellogg School of Management, Northwestern University in 1994.

As the former President, Chief Executive Officer, and director of a NASDAQ listed company, Vital Images, Inc., with $70 million in revenue and 330 employees, and having extensive knowledge of the healthcare industry, Mr. Miller brings valuable, relevant experience to our board of directors. In addition, he has served on a variety of committees for various boards. Our board of directors has determined that Mr. Miller is an audit committee financial expert under Securities and Exchange Commission and NASDAQ standards.

Jonathan R. Phillips, age 39, has served on our board of directors since May 2005 and was appointed Chairman of our board of directors in May 2009. In 2005, Mr. Phillips founded Healthcare Growth Partners, a provider of strategic and financial advisory services to healthcare technology companies, and has served as its Managing Director since that time. Prior to founding Healthcare Growth Partners, Mr. Phillips was a member of the Healthcare Investment Banking Group at William Blair and Company, LLC, an investment banking company. At William Blair and Company, LLC, Mr. Phillips was a Vice President from 2002 to 2005 and an Associate from 2000 to 2001. Prior to William Blair and Company, LLC, he served in various roles in the healthcare practice of Deloitte Consulting for more than four years where he provided strategic consulting to healthcare providers and other organizations.

From 2007 until immediately prior to its acquisition by Merge Healthcare Incorporated (NASDAQ: MRGE) in 2011, Mr. Phillips was a director of Ophthalmic Imaging Systems, Inc., a public company that provided software and technology for ophthalmology practices where he served on the audit, compensation and nominating committees and chaired the special committee. Mr. Phillips serves on the nonprofit board of the Ray Graham Association where he is a member of the finance committee, on the nonprofit board of Kick Off for Kids and on the Rush University Medical Center Associates board. Mr. Phillips is a securities principal having completed the Series 24, 7 and 63 exams. Mr. Phillips earned his MBA in Finance, Marketing and Health Services Management from the J. L. Kellogg School of Management, Northwestern University in 1998, and his B.A. in Economics and Management from DePauw University in 1995.

Mr. Phillips is well qualified to serve on our board of directors. He brings a wealth of industry knowledge and experience to the board of directors as the founder and Managing Director of Healthcare Growth Partners, an investment banking firm focused on sub-middle market healthcare information technology companies. During his career, Mr. Phillips has completed over 50 transactions involving healthcare companies, which transactions had an aggregate value of over $2 billion. He has also completed over 40 strategic advisory engagements for healthcare technology and services companies. These experiences within the healthcare sector allow Mr. Phillips to provide our board of directors with valuable insights and analysis as to strategic and financial developments within the industry and potential opportunities and consequences such developments create for us.

Andrew L. Turner, age 65, has served on our board of directors since November 2006. He currently serves as Chairman of the board of privately held Trinity Healthcare Systems, LLC, an operator of skilled nursing and assisted living facilities founded by Mr. Turner in 2009. Mr. Turner has also been a director of Watson Pharmaceuticals, Inc. (NYSE: WPI), a public company, since 1997, where he has served as Chairman of the audit committee, and the Chairman of the governance and nominating committee, and was elected Chairman of the board in 2008. From 1994 to 2011, Mr. Turner has also served as a director of The Sports Club Company, Inc. (OTC: SCYL.PK), a public company that owns and operates upscale fitness facilities. From 1989 until August 2000, Mr. Turner served as Chairman of the board and Chief Executive Officer of Sun Healthcare Group, Inc., a health care services provider. Mr. Turner earned his B.A. in Business Administration and Political Science from The Ohio State University in 1970.

Mr. Turner’s experiences in executive management in the health care industry and a variety of other industries allow him to provide our board of directors with different perspectives in managing and growing our business and developing our strategic direction. Mr. Turner’s service as a director of several other publicly held companies and on their different committees facilitates his ability to bring leadership to our board of directors with respect to our board’s various committees.

Edward J. VonderBrink, CPA, age 67, has served on our board of directors since May 2005. He is the retired Area Managing Partner of Grant Thornton LLP, certified public accountants. Mr. VonderBrink began his career with Grant Thornton in 1967, became a partner in 1977, and served in such capacity until his retirement in 1999. He then became Executive Director of the Entrepreneurial Center of Xavier University, in Cincinnati, OH from 2000 to 2004. He is currently an independent consultant to closely held businesses. Mr. VonderBrink is a certified public accountant. Mr. VonderBrink received his BSBA in accounting from Xavier University in 1966 and his MBA from Xavier University in 1968.

Mr. VonderBrink’s financial and accounting expertise are valuable attributes for his position as chairman of our Audit Committee. His experiences as a leader of a large organization, coupled with his work with smaller businesses and strategic planning, further qualify him to be an effective member of our board of directors. Our board of directors has determined that Mr. VonderBrink is an audit committee financial expert under Securities and Exchange Commission and NASDAQ standards.

Robert E. Watson, age 55, has served on our board of directors and as our President and Chief Executive Officer since February 2011. Mr. Watson has over 25 years of experience in the healthcare information technology industry as a chief executive officer, board member and advisor to many different companies. Immediately prior to joining us, Mr. Watson was engaged as a consultant to several venture capital firms and growth stage healthcare companies. Prior to that, Mr. Watson was President and Chief Executive Officer and a

director of DocuSys, Inc., a leading provider of anesthesia information systems that was acquired by Merge Healthcare Inc. in March 2010. Prior to joining DocuSys, he was Executive Vice President of Business Development of Concuity, a healthcare division of Trintech, Plc. Prior to Trintech, Plc.’s acquisition of Concuity Inc. in December 2006, Mr. Watson served on its board of directors and as its President and Chief Executive Officer. Prior to joining Concuity, Inc. in 2001, Watson was acting Chief Executive Officer of HealthTrac Corporation, Vice President and General Manager at Cerner Corporation while serving as the Chief Executive Officer of its IQHealth business unit, and has been the founder or senior executive of several successful healthcare organizations throughout his career. Mr. Watson was a director of Satori Labs, Inc. which was sold to Quality Systems, Inc. in 2011. Mr. Watson earned his MBA from the Wharton School of Business at the University of Pennsylvania, and his B.A. in Health Policy Studies and Information and Library Science from Syracuse University.

Mr. Watson’s service as our President and Chief Executive Officer, as well as his extensive experience as chief executive officer in other companies throughout the healthcare information technology industry, qualifies him to be an effective member of our board of directors. Mr. Watson’s successful background of leading companies into substantial growth periods, obtaining funding for them, and ultimately maximizing stockholder value are valuable attributes for his leadership positions as a member of our board of directors and our Chief Executive Officer.

The Board of Directors has determined that Dr. Levy, Mr. Miller, Mr. Phillips, Mr. Turner, Mr. VonderBrink and Mr. Kaplan are “Independent Directors” in accordance with the standards set forth in Item 407(a)(1)(i) of Regulation S-K and in Rule 5605(a)(2) of The NASDAQ Stock Market Marketplace Rules.

There are no family relationships among any of the above named nominees for director or among any of the nominees and any of our executive officers.

The board of directors recommends a vote “FOR” the election of each of the nominees.

Communications with the Board of Directors

Stockholders may communicate with our board of directors by sending a letter to Board of Directors, Streamline Health Solutions, Inc., c/o Corporate Secretary, 10200 Alliance Road, Suite 200, Cincinnati, OH 45242-4716. All communications directed to the board of directors will be transmitted promptly to all of our directors without any editing or screening by the Corporate Secretary.

Board of Directors Meetings and Committees

The board of directors met eight times during fiscal year 2011. Standing committees of the board of directors currently include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy Committee.

All nominees for election as directors at the 2012 annual meeting of stockholders were unanimously recommended by the Governance and Nominating Committee and were nominated by the unanimous consent of the current board of directors, including all of the independent directors. Under our bylaws, director nominations may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a nomination in accordance with the requirements of the bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered to our Corporate Secretary at our principal executive offices in Cincinnati, Ohio not less than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Under this provision, nominations for the 2012 annual meeting of stockholders were due by February 25, 2012. We received no such nominations. Any stockholder nominations for directors desired to be made in connection with our 2013 annual meeting of stockholders must be received by our Corporate Secretary no later than February 23, 2013.

In fiscal year 2011, all of our current directors attended all meetings of the board of directors and all meetings of the committees on which such directors served during the period, except for one director who was unavailable for two board meetings. Accordingly, all of our directors attended more than 75% of such meetings.

Our board of directors has separated the positions of the Chairman of the Board and of the Chief Executive Officer. Our board of directors believes that this separation allows the Chief Executive Officer to focus his attention on the day to day operation of the business and leadership of the management team. The board of directors further believes that having an independent Chairman of the Board provides better accountability between the board of directors and our management team, and facilitates discussions among our directors, formally and informally. As Chairman of the Board, Mr. Phillips is responsible for setting the board of directors’ meeting agendas in consultation with the Chief Executive Officer and the other directors, and presides over meetings of our board of directors and stockholders. The board of directors believes that this structure provides strong leadership for our board of directors, while maintaining the Chief Executive Officer as our leader in the eyes of customers, employees and stockholders.

In addition to the standing committees of the board of directors, the independent directors of the board of directors periodically meet in executive session as part of regularly scheduled board meetings. Mr. Phillips, as the independent Chairman of the Board, presides over these executive sessions.

The Audit Committee

The Audit Committee is comprised entirely of independent directors. Messrs. VonderBrink (Committee Chairman), Levy, Miller, and Turner, are presently the members of the Audit Committee. Mr. Phillips, as the independent Chairman of the Board, attends Audit Committee meetings in a non-voting capacity. The Audit Committee operates under a charter approved by the board of directors and which can be found through our web site at www.streamlinehealth.net/investor-relations. The Audit Committee met separately as a committee six times during fiscal year 2011. The Audit Committee, along with management, met as part of the entire board of directors to review each of our quarterly and annual financial statements filed on Form 10-Q or Form 10-K prior to the filing of those reports with the Securities and Exchange Commission. The Audit Committee Chairman separately discusses our financial reports with the auditors on a regular basis. The Audit Committee’s functions include the engagement of our independent registered public accounting firm, review of the results of the audit engagement and our financial results, review of our financial statements by the independent registered public accounting firm and their opinion thereon, review of the auditors’ independence, review of the effectiveness of our internal controls and similar functions and approval of all auditing and non-auditing services performed by our independent registered public accounting firm. The board of directors has determined that Mr. VonderBrink and Mr. Miller are audit committee financial experts. See “Nominees For Election As Directors” for the biographical information of Mr. VonderBrink and Mr. Miller.

The Compensation Committee

The Compensation Committee is comprised entirely of independent directors. Messrs. Turner (Committee Chairman), Miller, and VonderBrink, are presently the members of the Compensation Committee. Mr. Phillips, as the independent Chairman of the Board, attends Compensation Committee meetings in a non-voting capacity. The Compensation Committee does not have a formal written charter but retains full authority to determine all compensation matters for the Named Executive Officers. The Compensation Committee met three times during fiscal year 2011. The Compensation Committee reviews the performance of and establishes the salaries and all other compensation of our Named Executive Officers. The Compensation Committee also administers our 2005 Incentive Compensation Plan and is responsible for recommending grants of equity awards under the plan, subject to the approval of the board of directors.

The Governance and Nominating Committee

The Governance and Nominating Committee is comprised entirely of independent Directors. Messrs. Levy (Committee Chairman), Kaplan and Philips, are presently the members of the Governance and Nominating Committee. The purposes of the Governance and Nominating Committee are to assist the board of directors in complying with and overseeing our Code of Conduct and Ethics; to review and consider developments in corporate governance practices; to identify and recommend individuals to the board of directors for nomination as members of our board of directors and its committees; and to develop and oversee the process for nominating board members. The Governance and Nominating Committee operates under a charter approved by the board of directors and which can be found through our web site at www.streamlinehealth.net/investor-relations. The Governance and Nominating Committee met four times during fiscal year 2011.

The Governance and Nominating Committee has established procedures through which confidential complaints may be made by employees, directly to the Chairman of the Governance and Nominating Committee, regarding: illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in our filings with the Securities and Exchange Commission; violations of our Code of Conduct and Ethics; or any other matters relating to questionable actions taken by our employees, officers or directors.

The Governance and Nominating Committee has also established a review process for all members of our board of directors. In this process, all members perform a self-review and assessment of their own performance as a director and also review and provide constructive feedback of all the other directors. The Governance and Nominating Committee oversees a similar 360 degree review process for our Chief Executive Officer where he is reviewed by himself, by the directors, and by his direct management reports.

The Strategy Committee

Messrs. Kaplan (Committee Chairman), Watson, and Phillips are presently the members of the Strategy Committee. The purpose of the Strategy Committee is to work with the Chief Executive Officer and senior management to oversee the development of our strategic plan and to assess and evaluate our strategic and financial opportunities. The Strategy Committee met four times during fiscal year 2011.

Code of Conduct and Ethics

The board of directors has adopted our Code of Conduct and Ethics which applies to all of our directors, officers, (including our Chief Executive Officer, Chief Financial Officer, Controller, and any person performing similar functions) and employees. We have made the Code of Conduct and Ethics available through our website at www.streamlinehealth.net/investor-relations.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 12, 2012, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director and each nominee for director; (iii) each Named Executive Officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group. In preparing the following table, we relied upon statements filed with the Securities and Exchange Commission by the beneficial owners of more than 5% of our outstanding shares of common stock pursuant to Sections 13(d), 13(g) or 16(a) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Eric S. Lombardo	1,336,052	12.8%
7173 Royalgreen Drive Cincinnati, Ohio 45244
J. Brian Patsy(3)	1,112,754	10.7%
7761 Country Brook Court Springboro, Ohio 45066
Sharon Brightman	663,634	6.4%
5019 Parkview Court Centerville, Ohio 45458
Michael K. Kaplan(4)	5,723	*
Richard C. Levy, M.D.(5)	186,901	1.8%
Jay D. Miller(6)	74,559	*
Jonathan R. Phillips(7)	355,249	3.4%
Andrew L. Turner(8)	132,497	1.3%
Edward J. VonderBrink(9)	137,824	1.3%
Robert E. Watson(10)	313,124	3.0%
Stephen H. Murdock(11)	67,428	*
Richard D. Leach.(12)	128,439	1.2%
Gary M. Winzenread(13)	175,749	1.7%
Michael A. Schiller(14)	11,111	*
All current directors and executive officers as a group (11 persons)	1,588,604	15.12%

*	Represents less than 1%.

(1)

Unless otherwise indicated below, each person listed has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. For purposes of this table, shares subject to stock options or warrants are considered to be beneficially owned if by their terms they may be exercised as of the date of this table or if they become exercisable within sixty days thereafter. Unless otherwise noted, the address for each beneficial owner listed is c/o Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716.

(2)	These percentages assume the exercise of certain currently exercisable stock options.

(3)	Includes 1,112,654 shares owned by Mr. Patsy, 100 shares for his children.

(4)	Includes 5,723 shares owned by Mr. Kaplan and zero shares that are issuable upon the exercise of currently exercisable options.

(5)	Includes 146,901 shares owned by Dr. Levy and 40,000 shares that are issuable upon the exercise of currently exercisable options.

(6)	Includes 59,559 shares owned by Mr. Miller and 15,000 shares that are issuable upon exercise of currently exercisable options.

(7)	Includes 300,249 shares owned by Mr. Phillips, 10,000 shares held by his wife, and 45,000 shares that are issuable upon exercise of currently exercisable options.

(8)	Includes 95,497 shares owned by Mr. Turner, 2,000 shares held by his wife, and 35,000 shares that are issuable upon exercise of currently exercisable options.

(9)	Includes 92,824 shares owned by Mr. VonderBrink and 45,000 shares that are issuable upon exercise of currently exercisable options.

(10)	Includes 185,908 shares owned by Mr. Watson and 127,216 shares that are issuable upon exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”

(11)	Includes 27,151 shares owned by Mr. Murdock and 40,277 shares that are issuable upon the exercise of currently exercisable options.

(12)	Includes 56,211 shares owned by Mr. Leach and 72,228 shares that are exercisable by Mr. Leach upon the exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”

(13)	Includes 58,270 shares owned by Mr. Winzenread and 117,479 shares that are issuable upon exercise of currently exercisable options. See “Executive Compensation — Employment Agreements.”

(14)	Includes zero shares owned by Mr. Schiller and 11,111 shares that are exercisable by Mr. Schiller upon the exercise of currently exercisable options.

EXECUTIVE OFFICERS

The names, ages, and positions held by our executive officers as of April 13, 2012 are:

Name	Age	Position(1)	First Appointed as Executive Officer
Robert E. Watson	55	President, Chief Executive Officer, and Director	2011
Gary M. Winzenread	47	Senior Vice President and Chief Operating Officer	2007
Richard D. Leach	56	Senior Vice President, Solutions Marketing	2011
Stephen H. Murdock	53	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2011
Michael A. Schiller	44	Senior Vice President of Sales	2012

(1)

All of our current officers hold office until their successors are elected and qualified or until any removal or resignation. Our officers are elected by the board of directors and serve at the discretion of the board. For purposes of the descriptions of the background of our executive officers, the terms “our” or “us” refer to both Streamline Health Solutions, Inc. and its predecessors LanVision Systems, Inc. and LanVision, Inc.

For more information about Robert E. Watson, our President and Chief Executive Officer, please see “Nominees for Election as Directors” in this proxy.

Gary M. Winzenread joined us in 2007 as the Director of Product Strategy and shortly thereafter also assumed responsibility for Product Development. He was appointed Chief Operating Officer in 2010. Mr. Winzenread was a consultant to us in 2007, and prior to that spent 8 years as the President and Chief Executive Officer of Praxis Solutions, the software development consultancy he founded in 1998. As Chief Executive Officer of Praxis Solutions, he led the company until its sale in 2004 to Number Six Software of McLean, VA, where he served in various executive capacities through 2006.

Richard D. Leach joined us in March 2011 as Senior Vice President and Chief Marketing Officer and had all responsibilities for managing and directing our sales and marketing activities. In February 2012, Mr. Leach assumed the role of Senior Vice President, Solutions Marketing with responsibility for managing all marketing activities and product development. Mr. Leach has over 20 years executive level experience developing and marketing healthcare information and technology products and services across multiple healthcare verticals, including hospitals/health systems, health plans, physician groups, web portal companies, home health agencies, and consumers. Most recently he served as the Senior Vice President, Health Solutions for A.D.A.M, Inc. (NASDAQ: ADAM), a publicly traded company in Atlanta, Georgia, which has since merged into Ebix, Inc. (NASDAQ: EBIX), from July 2008 to March 2011 where he was responsible for the company’s Health Solutions business unit, which is a provider of consumer health information programs and decision support tools. Prior to A.D.A.M., Inc., Mr. Leach was an independent management consultant from October 2006 to July 2008 while pursuing numerous entrepreneurial ventures. His work was focused primarily on business plan development, strategic marketing and general management projects for early stage companies. He worked with companies in a wide variety of businesses, including remote patient monitoring, charitable giving, health/fitness, and internet services for seniors. From July 2005 to September 2006, Mr. Leach was Vice President of Sales and Marketing and a partner with HealthTime, a start-up childhood obesity program. Mr. Leach was responsible for developing sales and marketing programs designed to stimulate physician participation and recruitment of participants. Mr. Leach has held executive positions with a number of other healthcare companies, including McKesson Health Solutions, Consumer Health and Access Health.

Stephen H. Murdock joined us in April 2011 as Senior Vice President, and Chief Financial Officer. Mr. Murdock has financial executive experience and is a certified public accountant. From December 2008 through his joining us, he served as an independent capital financing consultant in the municipal infrastructure sector and has provided chief financial officer services to a number of private companies. From October 2007 to December 2008, Mr. Murdock was the Chief Financial Officer of Global MailExpress, Inc. (now known as Streamlite, Inc.), a business-to-consumer package delivery company serving customers in various industries including mail-order pharmacies. From July 2002 to September 2007, Mr. Murdock served as Chief Financial Officer of Orion HealthCorp., Inc. and one of its predecessor companies, Integrated Physician Solutions, Inc. Orion HealthCorp., Inc. and Integrated Physician Solutions, Inc. provide practice management services to physicians and physician practices, including services in the areas of billing, collections, coding, reimbursements, managed care contracts, accounting and bookkeeping. Prior to 2002, he served as Chief Financial Officer of several private companies, including SmartMail, LLC, Nations Healthcare, Inc. and Visiting Nurse Health System, Inc., and practiced public accounting with KPMG LLP from 1981 to 1989 where he was promoted to Senior Audit Manager.

Michael A. Schiller joined us in February 2012 as Senior Vice President, Sales. Mr. Schiller brings over 20 years of experience in the healthcare information technology market. He is responsible for all of our sales and client management activities with the direct sales team, account management, and business development associates, all of whom report directly to him. Before joining us, Mr. Schiller served as Area Vice President at Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), a healthcare information technology company, where he was responsible for all new business sales in the Gulf Region and directed a team of sales leaders and sales professionals. Before joining Allscripts Healthcare Solutions, Inc., Mr. Schiller spent 15 years with IDX Systems Corporation (NASDAQ: IDXC), which was subsequently acquired by General Electric Company (NYSE: GE), in various roles ranging from an individual contributor to executive management. Prior to IDX/GE, he held the titles of Business Office Director at a large multispecialty group and Senior Reimbursement Analyst in the oncology market. Mr. Schiller’s prior experience also includes supporting, implementing, and selling software solutions. Mr. Schiller has also managed several sales organizations that provided solutions and services in the acute, radiology, and ambulatory markets.

EXECUTIVE COMPENSATION

Named Executive Officers

This proxy statement contains information about the compensation paid to our Named Executive Officers during fiscal year 2011. For fiscal year 2011, in accordance with the rules and regulations of the Securities and

Exchange Commission for smaller reporting companies, we determined that the following officers were our Named Executive Officers:

•	Robert E. Watson, our President and Chief Executive Officer;

•	Gary M. Winzenread, our Senior Vice President and Chief Operating Officer; and

•	Richard D. Leach, our Senior Vice President, Solutions Marketing.

Mr. Watson and Mr. Winzenread, like in our 2010 fiscal year, are Named Executive Officers for our 2011 fiscal year, and Mr. Leach is now a Named Executive Officer for our 2011 fiscal year. Additionally, Joseph O. Brown II, our former Chief Administration Officer and Chief Information Officer, was terminated effective March 31, 2011, and Donald E. Vick, Jr., our former Interim Chief Financial Officer, Treasurer and Secretary, relinquished such positions on April 22, 2011 and now serves as our Director—Sales and Operations Analytics. Neither Messrs. Brown’s and Vick’s former positions with us nor their compensation for fiscal year 2011 warrant them being Named Executive Officers, and so, Messrs. Brown and Vick are not Named Executive Officers for fiscal year 2011.

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the Securities and Exchange Commission. We have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee.    All compensation for our Named Executive Officers is determined by the Compensation Committee of our board of directors which is composed only of independent directors. The Compensation Committee is charged with responsibility for reviewing the performance and establishing the total compensation of our Named Executive Officers on an annual basis. The Compensation Committee often discusses compensation matters as part of regularly scheduled board meetings and among the committee members outside of regularly scheduled meetings. The Compensation Committee administers our 2005 Incentive Compensation Plan and our 1996 Stock Purchase Plan and is responsible for recommending grants of equity awards under the 2005 Incentive Compensation Plan to the board of directors for approval. Our Chief Executive Officer annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards for himself and the other Named Executive Officers. Such recommendations are considered by the Compensation Committee, however, the committee retains full discretion and authority over the final compensation decisions for the Named Executive Officers. The Compensation Committee does not have a formal written charter.

The Compensation Committee has full authority to engage independent compensation consultants. The Compensation Committee has in the past, and may in the future, directly commission compensation studies from such consultants to provide benchmark and other data to be used by the committee in determining the compensation and benefits for the Named Executive Officers. The Compensation Committee does not obtain such compensation studies on an annual basis and, in 2011, the committee did not use any current benchmark data in setting compensation for the Named Executive Officers.

Compensation Philosophy and Objectives.    The Compensation Committee’s compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, we must offer a competitive total compensation package consisting of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

The Compensation Committee believes that compensation for the Named Executive Officers should be based on our performance. Because we are small, the performance of the Named Executive Officers directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable compensation packages for the Named Executive Officers that are entirely or largely based on our performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our Named Executive Officers.

The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the Named Executive Officers.

Compensation Structure.    The Compensation Committee establishes a total targeted cash compensation amount for each Named Executive Officer, which includes base salary and non-equity incentive compensation (sometimes generically referred to herein as bonuses), intended to be an incentive for the Named Executive Officers to achieve above normal financial results for our business and to appropriately compensate the Named Executive Officers for successfully achieving such performance. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases. A significant portion of the executives’ compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success.

The Named Executive Officer non-equity incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the Named Executive Officer to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the Named Executive Officers each year.

The Compensation Committee also considers each Named Executive Officer’s current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Key elements of Executive Compensation for the 2011 Named Executive Officers.

Base Salaries.    Salaries are established based on the individual responsibilities of the Named Executive Officers in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other Named Executive Officers.

In fiscal year 2011, the Compensation Committee established the base salary for each of the Named Executive Officers as follows: Mr. Watson, $250,000; Mr. Winzenread, $200,000; and Mr. Leach, $180,000. These base salaries reflected no increase from the prior year.

Inducement Equity Awards.    In March 2011, we entered into an employment agreement with Mr. Leach, in which Mr. Leach agreed to serve as our Senior Vice President and Chief Marketing Officer. To induce Mr. Leach to join us, his agreement provided, among other compensation, the opportunity to purchase 10,000 newly issued shares of our common stock for $100 (i.e. their par value), and a stock option grant for 200,000 shares of our common stock. Mr. Leach’s employment agreement is described in more detail below under “— Employment and Indemnification Agreements.” Such share and option awards as made to Mr. Leach are inducement grants pursuant to Nasdaq Marketplace Rule 5635(c)(4).

Commissions.    Mr. Leach, as part of his employment agreement, is entitled to additional incentive compensation in the form of commissions on the expected revenues from executed contracts with clients. This plan was developed by the Chief Executive Officer and reviewed by the Chief Financial Officer, prior to its ratification. For fiscal 2011, Mr. Leach’s plan includes: (1) compensation for 1.27% of the expected revenue from executed client contracts, up to $5,500,000 (net of discounts, and sales closed prior to his hire date) from his start date to the end of fiscal 2011, and (2) compensation for 1.91% of the expected revenue from executed client contracts in excess of the first $5,500,000 from his start date to the end of fiscal 2011. During fiscal year 2011, Mr. leach earned $42,621.04 in commissions under this plan.

Non-equity Incentive Compensation.    Annually, the Compensation Committee establishes a non-equity incentive compensation plan, a “pay for performance plan,” to incentivize and reward superior performance of our business for the forthcoming fiscal year. The cash payments under this plan are paid annually based on a predetermined formula if the financial performance objectives required by the plan are met, or as for fiscal 2011 (see below), on the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our unaudited operating performance and execution on plans as presented to the board. The Compensation Committee sets the financial objectives in the plan at levels which the Committee believes are achievable, but not assured, and they are in line with both the short-term and long-term interests of the stockholders.

The 2011 non-equity incentive compensation plan targets were set to achieve: a “planned target margin” or the percentage calculated by quotient of adjusted EBITDA, net of fiscal 2011 capitalized software development costs, divided by annual revenues, for the fiscal year as a whole. The plan provides for the payment to the Named Executive Officers of “target payouts” based in dollars, which payouts can be earned upon achieving the planned target margin goals established by the Compensation Committee. Participating executives are entitled to a payment of 100% of the specified amount of the “targeted payouts” if we achieve the planned target margin. If our “achieved margin” is less than 100% of the planned target margin, then the Named Executive Officers receive a reduced payout, provided our achieved margin must be greater than 33% of the planned target margin for any payouts to be made. If our achieved margin is less than 100% of the plan target, then the Named Executive Officers receive reduced payouts based on an acceleration factor. For example, achieving 55% of the plan target margin would result in the payment of only 33% of the target payout. If we achieved 33% or less of the plan target margin, no payout could be earned under the plan. If we exceeded 100% of the planned target margin, then the payout to the Named Executive Officers would be increased by an accelerated bonus percentage. For example, if we exceeded the planned target margin by 20%, then the payout earned would be 130% of the respective “target payout.” The upper limitation of the potential payout amounts for exceeding the planned target margin is 133% of planned target payout amount. The Compensation Committee establishes the targeted payouts for each Named Executive Officer, with the Chief Executive Officer able to earn the largest target payout, but the payout percentage is the same for each Named Executive Officer so that all of the Named Executive Officers subject to this incentive compensation plan bear the same potential risk and benefit from our actual performance. The 2011 planned target margin for the non-equity incentive compensation plan was 9%. In 2011, we achieved 78% of our planned target margin.

However, for fiscal year 2011, because of the significant changes to our management team throughout the fiscal year and the impact of the acquisition of Interpoint Partners, LLC, the Compensation Committee primarily based the non-equity compensation awards to the Named Executive Officers on the board’s discretion, taking into account various subjective factors, including individual performance evaluations with regard to our unaudited operating performance and execution on plans as presented to the board. Using this approach, the Named Executive Officers received the following award amounts: $150,000 for Mr. Watson, $60,000 for Mr. Winzenread and $43,905 for Mr. Leach. Additionally, each of our Named Executive Officers chose to receive a portion of their non-equity incentive compensation as restricted stock, vesting on the grant date at a per share price of $1.65, in lieu of cash. Accordingly, the cash portion of each Named Executive Officer’s non-equity incentive compensation award was reduced by the grant date fair value of the restricted stock awarded to such Named Executive Officer on December 30, 2011. Mr. Watson elected to have $75,000 paid in a grant of 45,454 shares of restricted stock; Mr. Winzenread elected to have $30,000 paid in a grant of 18,181 shares of restricted stock; and Mr. Leach elected to have $25,000 paid in a grant of 15,151 shares of restricted stock.

Long-term Equity Awards.    The Compensation Committee makes recommendations to the full board of directors regarding the granting of equity awards under our 2005 Incentive Compensation Plan. The Compensation Committee has the ability and flexibility under the 2005 Incentive Compensation Plan to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management’s superior performance and continued service to us. The 2005 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards should be given to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success. The terms of these equity awards generally provide immediate vesting provisions. In the event of a stock dividend, recapitalization, reclassification, split, or a combination of shares of the Company, appropriate adjustment shall be made by the Company, in the number, kind, and/or option price of the awarded shares to the end that the proportionate interest of the holder will be maintained as before the occurrence of such event. In the event of a merger or consolidation of the Company or other similar corporate changes, provisions may be made by the board of directors of the Company for the assumption or substitution of the awarded shares. Any outstanding stock options, stock appreciation rights and/or shares of restricted stock subject to accelerated vesting that have not fully vested as of the date of a change of control (as defined in the 2005 Incentive Compensation Plan) will automatically vest and become immediately exercisable, unless agreed otherwise, upon the date of the change of control.

The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the Named Executive Officers or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the Named Executive Officers in 2011 as noted in detail in the compensation discussion below.

In fiscal 2011, the Compensation Committee granted stock options to the Named Executive Officers at an exercise price of $2.00 per share with a three year vesting period and a ten year option life. Mr. Winzenread was the only Named Executive Officer to earn a long-term equity award, and was granted a stock option for 102,000 shares of our common stock on May 26, 2011.

Benefits.    We provide group life insurance, health and dental care insurance, employee stock purchase plan discounts, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the Named Executive Officers. These benefits do not discriminate in scope, terms or operation in favor of the Named Executive Officers.

Perquisites.    We provide some of the Named Executive Officers with an annual automobile allowance that the Compensation Committee believes is reasonable, competitive and consistent with our overall executive compensation program. The automobile allowance and all other benefits that could be considered perquisites amount to less than $10,000 per year for each Named Executive Officer individually.

Employment and Indemnification Agreements.    We have employment agreements with each of our Named Executive Officers. Those agreements provide each Named Executive Officer with certain benefits upon termination of employment as discussed below. We have also entered into indemnification agreements with each of our Named Executive Officers and directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires us to maintain directors and officers insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us.

Mr. Watson’s Employment Agreement.    We have entered into an employment agreement with Mr. Watson, our President and Chief Executive Officer. The agreement covers the period January 31, 2011 through January 31, 2013, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves as our President and Chief Executive Officer throughout the term of the agreement; his base salary was $250,000 in 2011, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to twelve months total compensation, including base compensation and the higher of the non-equity Incentive compensation plan awards paid in the prior year or earned in the current fiscal year to date, all of which shall be paid within 90 days following termination or March 15 of the calendar year following the calendar year in which such termination occurs, whichever is sooner. Our total payment upon termination in such events would be $425,000 based upon his base salary and non-equity incentive target compensation in 2011. Mr. Watson is subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Watson’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Watson terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to 200% of all of the severance benefits noted above and all stock options and restricted stock granted shall immediately vest in full.

Mr. Winzenread’s Employment Agreement.    We have entered into an employment agreement with Mr. Winzenread, our Senior Vice President and Chief Operating Officer. The agreement covers the period of June 1, 2010 through May 31, 2011, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves in these executive positions throughout the term of the agreement and his base salary is $200,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to sixty percent of his then current annual salary plus sixty percent of the higher of his non-equity incentive compensation plan awards paid in the prior fiscal year or earned in the then current fiscal year to date, all of which shall be paid within 90 days following termination. Our total cost upon termination in such events would be $141,240 based upon his base salary and non-equity incentive compensation in 2011. He is also subject to a non-compete provision for a period of one year following termination of employment. In the event that his employment is terminated within twelve months of a change in control, he will receive a lump sum payment equal to sixty percent of his then current salary and all stock options and restricted stock granted shall immediately vest in full. Our total payment upon termination in such event would be $123,240 based upon his base salary and non-equity incentive compensation in 2011.

Mr. Leach’s Employment Agreement.    We have entered into an employment agreement with Mr. Leach, our Senior Vice President, Solutions Marketing. The agreement covers the period March 8, 2011 through March 8, 2012, with provisions for automatic annual renewals and contains the provisions described below and other usual and customary provisions found in executive employment agreements. The agreement provides that he serves as our Senior Vice President, Solutions Marketing throughout the term of the agreement; his base salary is $180,000, subject to annual adjustment thereafter at the discretion of the Compensation Committee. If his employment is terminated for reasons other than good cause, death or disability, he will receive severance equal to fifty percent of his base salary as in effect on the date of such termination, plus fifty percent of the higher of his non-equity incentive compensation plan awards paid in the prior year or earned in the current fiscal year to date, all of which shall be paid within 90 days following termination. Our total payment upon termination in such events would be $99,452 based upon his base salary and non-equity incentive target compensation in 2011. He is subject to a non-compete provision for a period of two years following termination of employment. In addition, Mr. Leach’s employment agreement provides that if his employment is terminated within twelve months of a change of control, or if Mr. Leach terminates his employment agreement due to a material reduction in his duties or compensation, he will be entitled to all of the severance benefits noted above and all stock options and restricted stock granted shall immediately vest in full.

Severance Agreements.

Mr. Patsy retired from his positions as our President and Chief Executive Officer at the request of our board of directors and resigned as a member of our board of directors effective January 31, 2011. In connection with his retirement, we entered into a separation agreement with Mr. Patsy in which he received $358,230 in separation pay and related benefits and an additional $21,995 in vacation pay. We also accelerated the vesting of 13,111 shares of restricted stock and of 12,500 stock options that had been previously granted to Mr. Patsy and were scheduled to vest in March and April of 2011. All other unvested stock awards held by Mr. Patsy terminated as of January 31, 2011. Mr. Patsy had until May 1, 2011 to exercise the 62,500 stock options which he held at the time of his separation. Mr. Patsy exercised none of his stock options by May 1, 2011. Accordingly, all of his stock options expired.

We notified Mr. Brown in March 2011 that his employment would terminate as of March 31, 2011 in connection with cost reductions being undertaken by us. Accordingly, our employment agreement with Mr. Brown terminated on March 31, 2011. Pursuant to a separation agreement, we paid Mr. Brown severance in the amount of $105,019, which amount equaled sixty percent of his base salary as of March 31, 2011. Mr. Brown was also paid unused accrued vacation and received medical and dental insurance through December 31, 2011 at the rate he previously paid as an employee. Additionally, 8,149 stock options previously scheduled to vest on April 7, 2011 were vested at the time of termination.

Section 162(m).    Based on the Compensation Committee’s past compensation practices, the Compensation Committee does not currently believe that Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in certain events, will adversely affect our ability to obtain a tax deduction for compensation paid to our Named Executive Officers.

Nonqualified Deferred Compensation.    We have no deferred compensation plans for our Named Executive Officers or any other employees. However, the American Jobs Creation Act of 2004 which was signed into law on October 22, 2004, changed the tax rules applicable to nonqualified deferred compensation arrangements and, in certain circumstances, may apply to equity awards, severance payments and other forms of compensation that may constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code. The final regulations under Section 409A are now in effect and we believe we are operating in compliance.

Summary of Cash and Certain Other Compensation

The following table is a summary of certain information concerning the compensation earned during the last two fiscal years by our Named Executive Officers for fiscal year 2011.

Summary Compensation Table

Name and Principal Position(5)	Year	Salary(1) ($)	Option Awards(6) ($)	Stock Awards(6,7) ($)		Non-Equity Incentive Plan Compensation(7) ($)	All Other Compensation(2, 3 & 4) ($)		Total ($)
Robert E. Watson	2011	250,000	—	75,000		75,000	10,453		410,453
Chief Executive Officer and President	2010	—	316,500	92,500		65,000	—		474,000

Gary M. Winzenread	2011	200,000	88,710	30,000		30,000	8,354		354,110
Sr. Vice President, and Chief Operating Officer	2010	182,000	25,412	—		13,086	7,778		228,276

Richard D. Leach	2011	180,000	188,000	44,700	(8)	18,905	50,726	(9)	482,330
Sr. Vice President, Solutions Marketing	2010	—	—	—		—	—		—

(1)	Includes amounts contributed by the officers to our 401(k) plan.

(2)	Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each of the Named Executive Officers does not exceed $10,000 reported for that year.

(3)	Includes our matching contribution to the 401(k) plan equal to a 100% match on the first 4% of the employee’s compensation which is available to all employees who participate in the plan.

(4)

Excludes group life insurance, health care insurance, employee stock purchase plan discounts, long-term disability insurance and similar benefits provided to all employees that do not discriminate in scope, terms or operations in favor of the Named Executive Officers.

(5)	All officers serve at the pleasure of the board of directors and are appointed annually to their current positions.

(6)

The amounts included in the table above reflect the total grant date fair value at the time of the grant and were determined in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in determining the grant date fair values of these awards are set forth in footnote I to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended January 31, 2012 filed with the Securities and Exchange Commission.

(7)

Each Named Executive Officer opted to have a portion of his non-equity incentive compensation paid in restricted stock, which vested on the grant date, in lieu of cash. Accordingly, Mr. Watson received 45,454 shares of restricted stock; Mr. Winzenread received 18,181 shares of restricted stock; and Mr. Leach received 15,151 shares of restricted stock. The shares of restricted stock were granted to each Named Executive Officer at a per share price of $1.65.

(8)

In addition to the restricted stock that Mr. Leach was awarded in lieu of cash for his non-equity incentive compensation award, Mr. Leach received 10,000 shares of our common stock as an inducement grant upon his hiring in March 2011.

(9)	In addition to the matching contribution, Mr. Leach also earned $42,621.04 in commissions.

Outstanding Equity Awards at 2011 Fiscal Year End(1)

The following table sets forth information with respect to the Named Executive Officers equity awards outstanding as of January 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares that Have Not Vested ($)
Robert E. Watson					—	—
	83,328	166,672	2.00	1/31/21
	30,000	120,000	3.00	1/31/21
Gary M. Winzenread					—	—
	51,862	—	1.80	1/26/19
	20,000	—	2.19	5/21/18
	8,643	17,288	1.995	4/6/20
	22,664	79,336	2.00	5/24/21
Richard D. Leach					—	—
	55,560	144,440	2.00	3/7/21

(1)	The closing market price for one share of our common stock on January 31, 2012, the end of fiscal year 2011, was $1.65.

Option Exercises and Stock Vested in 2011 Fiscal Year

The only shares of our common stock that were acquired by any Named Executive Officer on exercise of outstanding option awards in fiscal year 2011 were by Mr. Leach. Mr. Leach exercised his immediately vested right to purchase 10,000 shares for $.01 per share. Named Executive Officers did not have any other restricted stock vest in fiscal 2011.

DIRECTOR COMPENSATION

We currently pay each of our independent directors the following fees for service on our board and committees: (i) an annual retainer of $5,000, (ii) $1,500 for each regularly scheduled board meeting attended in person or $500 for a telephonic meeting, and (iii) $1,500 per day for each special meeting or committee meeting attended in person on days when there are no board meetings or $500 if these meetings are telephonic. In addition, committee chairmen are paid an annual retainer of $2,500, and the Chairman of the Board is paid an annual retainer of $35,000. The Chairman of the Board is not compensated for committee meeting fees. All annual retainers are paid immediately following the annual stockholders meeting. Mr. Watson, as one of our officers, was not separately compensated as a member of the board of directors. See the Summary Compensation Table for information relating to his compensation as our President and Chief Executive Officer.

In order to attract and retain high quality non-employee independent directors, we currently have a policy of allowing independent directors to accept a grant of restricted stock with a one year vesting period, in equal value to all or a portion of their annual board fees, in lieu of cash. In addition, incumbent directors, excluding the Chairman of the Board, are annually granted $25,000 in restricted stock with a one year vesting period, which grant is made on the date of the annual meeting of stockholders. The Chairman of the Board is annually granted $40,000 in restricted stock with a one year vesting period. These awards are pursuant to our 2005 Incentive Compensation Plan at a value or exercise price equal to the closing price on the date the awards are approved by the board of directors. We believe that the awarding of restricted stock to directors is a necessary component of their total compensation, including their directors fees, to further incentivize them to work to increase our operating results and stock price.

The 2005 Incentive Compensation Plan provides for the granting of non-qualified stock options to directors who are not our employees as noted above. During the 2011 fiscal year, there were no stock options awarded to any director.

The 2005 Incentive Compensation Plan also provides for the granting of restricted stock to directors who are not our employees as noted above. During the 2011 fiscal year, the directors were awarded the following number of shares of restricted stock: Michael K. Kaplan, 5,723 shares; Richard C. Levy, 22,784 shares; Jay D. Miller, 14,880 shares; Jonathan R. Phillips, 47,763 shares; Andrew L. Turner, 17,427 shares; and Edward J. VonderBrink, 14,880 shares.

Director Compensation in 2011(1)

Name(3)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Total ($)
Michael K. Kaplan	—	10,416	—	10,416
Richard C. Levy, M.D.	5,500	38,000	—	43,500
Jay D. Miller	18,500	25,000	—	43,500
Jonathan R. Phillips	3,500	80,000	—	83,500
Andrew L. Turner	13,500	29,000	—	42,500
Edward J. VonderBrink	18,500	25,000	—	43,500

(1)

The amounts included in the table above for Option Awards and Restricted Stock Awards reflect the total amount of the grant date fair value for options and restricted stock grants computed in accordance with Financial Accounting Standards Board ASC Topic 718.

(2)	The amounts shown include the value of shares of restricted stock granted to each of Messrs. Kaplan, Levy, Phillips and Turner in 2011 in lieu of paying their meeting fees in cash.

(3)

To date, an aggregate of 40,000 options have been granted under the 2005 Incentive Compensation Plan to Dr. Levy, 45,000 options to Mr. Phillips, 35,000 options to Mr. Turner, 45,000 options to Mr. VonderBrink and 15,000 options to Mr. Miller. To date, an aggregate of 48,825 restricted shares have been granted under the 2005 Incentive Compensation Plan to Dr. Levy, 106,162 restricted shares to Mr. Phillips, 45,074 restricted shares to Mr. Turner, 40,291 restricted shares to Mr. VonderBrink and 44,408 restricted shares to Mr. Miller.

We also have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the covered individual to the full extent permitted by Delaware law. The indemnification agreement also requires that we maintain directors and officers insurance coverage substantially equivalent to our current coverage, provided that the costs of maintaining such insurance does not become substantially disproportionate to the coverage obtained and that such insurance is reasonably available to us.

We have provided liability insurance for our directors and officers since 1996. The current policies expire on April 26, 2012. The annual cost of this coverage is approximately $90,000. Upon expiration, the current policies will be renewed or replaced with at least equivalent coverage.

Compensation Committee Interlocks and Insider Participation

The following non-employee independent directors serve on the Compensation Committee: Andrew L. Turner, Jay D. Miller, and Edward J. VonderBrink. No member of the Compensation Committee is or was an officer or employee of ours or any subsidiary of ours. None of our directors or Named Executive Officers serve on any board of directors or compensation committee that compensates any member of the Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS,

AND CERTAIN CONTROL PERSONS

Our Code of Conduct requires that our directors, officers, employees and contractors have a duty of loyalty to us and must avoid any actual or apparent conflict of interest, including related party transactions. A conflict situation can arise when a director, officer, employee or contractor takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. A conflict of interest may also arise when a member of his or her family, receives improper personal benefits as a result of their position with us. If such situation arises, the individual must immediately report the circumstances to the Chief Financial Officer, who in turn must immediately report any such circumstance involving a director or officer to our board of directors. Should there be a need for us to enter into a related party transaction, as defined under item 404(a) of Regulation S-K, the full board of directors would review and approve such proposed transaction in advance of entering into a related party transaction. Should the transaction involve a board member, such board member would excuse himself from the discussion and vote on such matter. The Code of Conduct is available through our web site at www.streamlinehealth.net/investor-relations.

On December 28, 2011, we entered into subscription agreements to issue shares of our common stock to Messrs. Watson, Phillips, Levy, Miller, Turner, VonderBrink, Leach, Murdock and certain other members of our senior management. Pursuant to the subscription agreements, an aggregate of 244,845 shares of our common stock were issued to the above referenced directors and officers at a price per share of $1.65, or about $403,988 in the aggregate. Individually, 45,454 shares of our common stock were issued to Messrs. Watson and Levy, respectively, 60,606 shares to Mr. Philips, 15,151 shares to Mr. Miller, 30,303 shares to Messrs. Turner and VonderBrink, respectively, 6,060 shares to Mr. Leach, 1,515 shares to Mr. Murdock and 9,999 shares, in the aggregate, to certain other members of our senior management. Before issuing such shares the entire board of directors unanimously approved the issuance and determined that a per share price of $1.65 was fair considering, among other factors, that the price per share of our common stock at the close of business on December 27, 2011 was $1.37.

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a charter approved by the board of directors and can be found through our web site at www.streamlinehealth.net/investor-relations, oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements that are included in our annual report on Form 10-K, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of four independent non-employee directors and held six meetings during fiscal year 2011. The Audit Committee also met as part of the whole board of directors to review with management each of our quarterly and annual financial statements filed on Form 10-Q or Form 10-K, prior to the filing of those reports with the Securities and Exchange Commission. The Audit Committee reviewed with BDO USA, LLP, our independent registered public accounting firm for fiscal year 2011, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In particular, the Audit Committee has discussed with BDO USA, LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. BDO USA, LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed the independent registered public accounting firms’ independence with the auditors themselves.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended January 31, 2012 as filed with the Securities and Exchange Commission.

In addition, the Audit Committee pre-approved the payment of up to $128,000 in audit fees for the above audit, an additional $52,000 relating to quarterly reviews, an additional payment of up to $15,000 related to the Interpoint acquisition financial statements filings, and an additional payment of up to $9,300 for tax fees that includes the preparation and review of various tax returns required to be filed by us. It is the policy of the Audit Committee to pre-approve all services provided by our independent registered accounting firm. The Audit Committee also concluded that BDO USA, LLP’s provision of non-audit services, as described above, to us is compatible with BDO USA, LLP’s independence.

In connection with the audit of our fiscal year 2011 financial statements, we entered into an audit engagement agreement with BDO USA, LLP which set forth the terms by which BDO USA, LLP would perform the audit services for us. That agreement is subject to alternative dispute resolution procedures. The Audit

Committee has determined that the terms and conditions of the BDO USA, LLP audit engagement agreement are similar to other registered public accounting firms, and a common business practice between companies and their audit firms. Although the provisions of the audit engagement agreement limit our ability to sue BDO USA, LLP by providing for exclusive dispute resolution procedures, we do not believe that such provisions limit our ability to recover from the firm.

The Audit Committee

Edward J. VonderBrink, Chairman

Richard C. Levy, M.D.

Andrew L. Turner

Jay D. Miller

OTHER SECURITIES FILINGS

The information contained in this proxy statement under the heading “Audit Committee Report” is not, and should not be deemed to be, incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended from time to time, that purport to incorporate by reference other Securities and Exchange Commission filings made by us, in whole or in part, including this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of our common stock (collectively referred to herein as “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received, we believe that with respect to the fiscal year ended January 31, 2012 all the Reporting Persons complied with all applicable filing requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended January 31, 2012. A representative of BDO USA, LLP will be present at the annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

The following table sets forth our aggregate fees for the fiscal years 2011 and 2010 for audit and other services approved by the Audit Committee to be provided by our accounting firm, BDO USA, LLP and its foreign affiliates.

	2011	2010
Audit Fees	$195,000	$194,000
Audit-Related Fees	—	—
Tax Fees	9,300	15,000
All Other Fees	—	—

Total Fees	$204,300	$209,000

We have engaged BDO USA, LLP to provide tax consulting and compliance services, in addition to the audit of the financial statements. Our Audit Committee has considered whether the provision of the tax services is compatible with maintaining the independence of BDO USA, LLP. All fees paid to BDO USA, LLP are pre-approved by the Audit Committee.

PROPOSAL 2 — VOTE ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee proposes and recommends that the stockholders ratify the selection by the Audit Committee of the firm of BDO USA, LLP to serve as our independent registered public accounting firm for fiscal year 2012. Action by the stockholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the board of directors in order to give the stockholders a voice in the designation of auditors. If the resolution ratifying our selection of BDO USA, LLP as our independent registered public accounting firm is rejected by the stockholders then the Audit Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Proxies in the form solicited hereby that are returned to us will be voted in favor of the resolution unless otherwise instructed by the stockholder. The affirmative vote of a majority of the votes entitled to be cast by the holders of our common stock present or represented at the annual meeting of stockholders and entitled to vote is required to approve the appointment of BDO USA, LLP. Abstentions from voting on this particular proposal will have the same effect as a vote cast against the proposal. Shares not voted by brokers will have no effect on the adoption of this proposal.

The board of directors recommends a vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2012.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve the compensation paid to our Named Executive Officers, as described under “Executive Compensation”, including the compensation tables and accompanying narrative disclosure, in this proxy statement.”

While the resolution is non-binding and will not be construed as overruling any decision by our board of directors or create or imply any fiduciary duty by the board of directors, the board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements. As a “smaller reporting company,” we will not be subject to the Security and Exchange Commission’s rule requiring “say-on-pay” and other compensation related advisory votes until 2013. We are providing our stockholders with the opportunity to cast this advisory vote on a voluntary basis. We will, as necessary, reevaluate the nature and need for this or similar proposals in future years.

As discussed in “Compensation Overview,” the Compensation Committee’s compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of the stockholders. To do this, we must offer a competitive total compensation package. The Compensation Committee has determined that the compensation structure for our Named Executive Officers is effective and appropriate.

Proxies in the form solicited hereby that are returned to us will be voted in favor of the resolution unless otherwise instructed by the stockholder. The affirmative vote of a majority of the votes entitled to be cast by the holders of our common stock present or represented at the annual meeting of stockholders and entitled to vote thereon is required to approve this proposal. Abstentions from voting on this particular proposal will have the same effect as a vote cast against the proposal. Shares not voted by brokers will have no effect on the adoption of this proposal.

The board of directors recommends a vote “FOR” advisory approval of our compensation for the Named Executive Officers as set forth in this Proposal 3.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the 2012 annual meeting of stockholders, and, so far as is known to the board of directors, no matters are to be brought before the annual meeting of stockholders except as specified in the Notice of Annual Meeting of Stockholders. We have not been informed by any of our stockholders of any intention to propose any other matter to be acted upon at the annual meeting of stockholders. Accordingly, the persons named in the accompanying proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this proxy statement. As to any business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT ON FORM 10-K

A copy of our annual report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the Securities and Exchange Commission, will be mailed without charge to any beneficial owner of our common stock, upon request. Requests for annual reports on Form 10-K should be addressed to: Investor Relations, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The Form 10-K and exhibits may also be obtained from our website, www.streamlinehealth.net on the “investor relations” page, or directly from the Securities and Exchange Commission’s website, www.sec.gov/cgi-bin/srch-edgar.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended for inclusion in our proxy statement and form of proxy relating to our 2013 annual meeting of stockholders must be received by us not later than December 25, 2012. Such proposals should be sent to the Corporate Secretary, Streamline Health Solutions, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission, including Rule 14a-8 of the Securities and Exchange Act of 1934, as amended from time to time, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

Any stockholder who intends to propose any other matter to be acted upon at the 2013 annual meeting of stockholders must do so in accordance with our bylaws. Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. To be timely under our bylaws as now in effect, a stockholder notice must be delivered or mailed to our Corporate Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholder proposals for the 2013 annual meeting of stockholders, other than proposals intended for inclusion in our proxy statement as set forth in the preceding paragraph, must be received by February 23, 2013. However, in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to such anniversary date or delayed more than sixty 60 days after such anniversary date, then to be timely such notice must be received no later than the later of 90 days prior to the date of the meeting or the tenth day following the day on which public announcement of the date of the meeting was made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements.

If notice is not timely and properly provided, the persons named in our proxy for the 2013 annual meeting of stockholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2013 annual meeting of stockholders. Only such proposals as are (1) required by the rules of the Securities and Exchange Commission, and (2) permissible stockholder motions under the Delaware General Corporation Law will be included on the 2013 annual meeting of stockholders docket.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Jonathan R. Phillips

Chairman of the Board

Cincinnati, Ohio

April 24, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on MAY 24, 2012.

Vote by Internet
• Go to www.envisionreports.com/STRM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR Proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
01 - ROBERT E. WATSON	☐	☐	02 - JONATHAN R. PHILLIPS	☐	☐	03 - RICHARD C. LEVY, M.D.	☐	☐

04 - JAY D. MILLER	☐	☐	05 - ANDREW L. TURNER	☐	☐	06 -EDWARD J. VONDERBRINK	☐	☐

07 - MICHAEL K. KAPLAN	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Vote on approval of the appointment of BDO USA, LLP to serve as the independent registered public accounting firm for the Company for fiscal year 2012.	☐	☐	☐	3. Advisory vote on a proposal to approve the compensation of the Company’s executives.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

1

c	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears above. When shares are held as joint tenants, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Streamline Health Solutions, Inc.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242-4716

This Proxy is solicited on behalf of the Board of Directors of the Company

The undersigned hereby appoints Robert E. Watson and Edward J. VonderBrink and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of the Common Stock of Streamline Health Solutions, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 24, 2012, at 9:30 a.m., and at any adjournment thereof.

The undersigned acknowledges having received from Streamline Health Solutions, Inc., prior to the execution of this Proxy, a Notice of Annual Meeting, a Proxy Statement, and an Annual Report.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date, and return the Proxy promptly using the enclosed envelope.

(continued on other side)